EXHIBIT 5.1

February 28, 2023

REGENXBIO Inc.

9804 Medical Center Drive

Rockville, Maryland 20850

Ladies and Gentlemen:

We have acted as counsel to REGENXBIO Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of up to 1,731,940 shares of the Company’s common stock, par value $0.0001 per share (the “Incentive Plan Shares”), under the Company’s 2015 Equity Incentive Plan (the “Incentive Plan”), pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on the date hereof (such registration statement is referred to herein as the “Registration Statement”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Incentive Plan Shares have been duly authorized and, when issued in accordance with the terms of the Incentive Plan and any individual agreements relating to such Incentive Plan Shares, the Incentive Plan Shares will be validly issued, fully paid and nonassessable.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP